Exhibit 10.1

Forward Looking Statements

This press release contains certain “forward-looking information” within the meaning of applicable Canadian securities legislation and “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (collectively, the “forward-looking statements”). These statements relate to, among other things, the expected development of our business and joint ventures, results of operations and financial performance, future liquidity, working capital and capital requirements. The continued spread of COVID-19 could have, and in some cases already has had, an adverse impact on our business, operations and financial results, including through disruptions in our cultivation and processing activities, supply chains and sales channels, and retail dispensary operations as well as a deterioration of general economic conditions including a possible national or global recession. In some cases, you can identify forward looking statements by terminology such as “may,” “might,” “will,’’ “should,” “intends,” “expects,” “plans,” “goals,” “projects,” “anticipates,” ‘“believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of these terms or other comparable terminology. These forward-looking statements are only predictions, are uncertain and involve substantial known and unknown risks, uncertainties and other factors which may cause our actual results, levels of activity or performance to be materially different from any future results, levels of activity or performance expressed or implied by these forward-looking statements. We cannot guarantee future results, levels of activity or performance. You should not place undue reliance on these forward-looking statements, which speak only as of the date that they were made. These cautionary statements should be considered together with any written or oral forward-looking statements that we may issue in the future. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform these statements to reflect actual results, later events or circumstances or to reflect the occurrence of unanticipated events. See CLS Holdings USA filings with the SEC and on its SEDAR profile at www.sedar.com for additional details. SOURCE: CLS Holdings USA, Inc.

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Good morning my name is Andrew Glashow, I am the Chairman and CEO of CLS HOLDINGS USA, Inc.

The last time I spoke to you about the company was on January 11, 2023, during our quarterly update. A number of developments have taken place since then and I wanted to take a few minutes to share some with you.

I want to start with my macro view of the cannabis industry as I see it. To anyone that follows the industry it is clear we are experiencing a number of challenges.

These challenges include our federal officials not bringing forth any legislation such as tax relief (280E), or policies on banking and access to better capital markets, despite 38 states having some form of cannabis legalization and a country where 75% of constituents believe that cannabis should be legal. Until such time as we get a meaningful sea change from our President and Senate, along with a substantial reduction in the age of our leaders, I don’t see anything meaningful happening except maybe some nibbling around the edges.

We also face additional challenges from our local and state representatives, but I am somewhat more confident that these elected officials are hearing the challenges of the industry and some changes will result.

Having said the above, I am as optimistic about the eventual federal legalization of the industry today as I was approximately 8 years ago when we got involved.

On the business side, it is my view that 2023 will be a difficult year industry-wide. We see that directly in the decline of share prices for large and small operators along with the closure and liquidations of cannabis and cannabis-related businesses.

While I can’t speak for everybody in the industry I can categorically state that CLS continues to operate in a compliant manner and views the privileged licenses that we have as a substantial long-term asset. Our goal is to always create terrific products and to treat the 1000 people a day who visit us at our dispensary with dignity and respect, along with providing a wide variety of products at prices that our customers appreciate.

BEST. DAMN. DEALS!

Moving on to CLS specifically I want to update you on a number of items.

Our consumption lounge project continues to proceed, and we have submitted our final documentation to the local regulatory body. This is an exciting opportunity for the company and has the potential to generate significant revenue along with providing a new way to introduce people to this awesome plant. Back in January I also spoke about our tribal venture and am pleased to report that we had a relatively good harvest, enduring conditions that were difficult to operate under. We are in the process of evaluating the economic benefits of another planting season and harvest with the Tribe and weighing that against other opportunities that are presenting themselves.

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Now I would like to get into the discussion of our results for the quarter ended February 28, 2023.

Revenue for the quarter was $5.437 million versus the same quarter in 2022 of $5.588 million. This represents a decrease of 2.7% in a market that saw overall declines of 20%.

Our gross margin for the same period was 55.5% versus 51.7%. This was the best quarterly margin the company has ever achieved. Our cost of goods sold for the same period decreased by 10.5%.

Decrease in SGA in terms of dollars was $631,777 which represents an 18% decrease. During the quarter we also increased our EBITDA by $ 404,000. This represents a 401% increase from the same quarter in 2022.

We are also anticipating an $843,255 employee retention tax credit payment in May or June of this year.

Our Oasis Cannabis Dispensary saw an increase in revenue of $196,032 representing a 6% increase while our wholesale division, also known as City Trees, saw a decrease in revenue of $346,996 or 15%.

Our Oasis Cannabis dispensary saw an increase in visitors of 11,843, an increase of 18%.

The average ticket decreased by 10% from $50.20 to $45.19.

I want to touch on a few things that are driving revenue and overall market conditions. It has been unusually cold, rainy, and snowy in the Vegas marketplace, along with a devastating winter of rain and snow in California. The traffic flow from California is down dramatically. It is my view that this will change as the weather becomes more conducive to people coming to Vegas for all the reasons we know. Additionally, the effects of stimulus have ended, the economy remains uncertain, and inflation remains stubborn.

In spite of these obstacles, I could not be more proud of what we have accomplished at our dispensary. Revenue across the industry is substantially down, and customer traffic is down. Not at Oasis Cannabis. I think this is a testament to our people who work at the dispensary. Best. Damn. Deals. and best quality and variety. Seeing a meaningful increase in customers and revenue in an environment where prices are down 30 to 40% is a meaningful accomplishment.

At our manufacturing and wholesale division aka City Trees we witnessed an 11% drop in total market revenue, along with a 20% average wholesale price decline. However, during this period City Trees saw a market share gain of 3.8%. Although market and wholesale pricing has contracted, City Trees is shipping more units and gaining market share by the month. We also saw retailers stretched and invoice payments being delayed. I certainly understand how many in the market are struggling and we will work closely with our partners to continue to provide uninterrupted service, phenomenal products, and best possible pricing without sacrificing quality.

We have been prudent and careful with extending credit and as a result we have experienced less than 1% shrinkage in our receivables. I am incredibly appreciative of all the fine retailers that sell our products and continue to show faith in the City Trees brand.

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City Trees has strong sell-through rates in the inhalable and ingestible segment. In the past two years the brand has gone from 19th in the market to 4th. In units sold we are number 1 in Nevada! So, in essence although we did see a revenue decrease we saw a dramatic increase in shipments, at a price point that decreased dramatically.

Because we are so efficient at City Trees we have not seen any margin degradation. In the month of March 2023, we saw our first increase in revenue and orders shipped. April is off to a strong start as well. I hope this trend continues. In January of this year, I discussed maintaining our margins, growing market share, containing our costs, and introducing new products. All of these objectives were achieved.

I was committed to reducing our operating expenses by $2 million for fiscal 2023. I’m pleased to say that we are achieving this objective. Since taking over as CEO in September 2022 I’ve gone through every aspect of the organization and removed all those items that in my opinion do not add value commensurate with the cost. An example of this is the elimination of all outside consulting arrangements made and entered into prior to August 2022. This has removed almost$500,000 of annual cost.

The company is leaner on many levels including not yet appointing a President and COO. I am performing these duties in addition to my Chairman and CEO responsibilities. Because of this, the company is currently saving approximately $300,000 annually on the cost of these executive salaries. Additionally, we have moved away from a law firm that was very expensive and ultimately not offering us the services we needed, to one who we think is fully in tune with the mission, challenges and responsibilities of our business.

We still have substantial work to do in continuing to reduce our legal fees but are making substantial progress. During our prior fiscal year and through the first quarter of this fiscal year we were averaging $125k a month in legal fees. This is trending down to my stated goal of $40,000.00 a month. Additionally, since taking over as CEO we have reduced our overall debt from$23.5 million to $10 million. It is critically important that we continue to reduce debt in a manner that represents the interest of our creditors and allows the company to continue our steady progress forward.

I am incredibly thankful for the cooperation and productive relationship that I have with all of our debt holders. I am optimistic that we will continue to reduce debt by $150k a month for the balance of CY 2023. I want to conclude with a couple of thoughts.

I think given the current market conditions being small provides us with some real advantages. I view CLS as a canoe in rough waters that has the ability to pivot quickly and, unlike the Titanic, when trouble is ahead. We should be able to avoid the iceberg. As the market continues to digest greater supply along with plummeting asset prices, CLS can navigate with agility. It is not lost on me that our share price has been decimated and it’s up to me as the leader of this company to continue providing meaningful revenue results, along with expense and debt reduction.

I will continue to work within the confines of the resources we have, to avoid unnecessary shareholder dilution and increase shareholder value. I don’t currently have any meaningful plans to access the debt or equity markets. Our current market CAP is approximately $4 million and with our debt of approximately $10 million, having a $14 million enterprise value seems to be low. I hope that investors will take a look at CLS and make a bet that we can continue to make meaningful progress.

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MANAGEMENT RESERVES ALL RIGHTS. SERENITY WELLNESS CENTER LLC RD046 & D046. SERENITY WELLNESS PRODUCTS LLC RP024 & P024.

About CLS Holdings USA, Inc.

CLS Holdings USA, Inc. (CLSH) is a diversified cannabis company that acts as an integrated cannabis producer and retailer through its Oasis Cannabis subsidiaries in Nevada and plans to expand to other states. CLS stands for “Cannabis Life Sciences.”

Oasis Cannabis has operated a cannabis dispensary in the Las Vegas market since dispensaries first opened in Nevada in 2015 and has been recognized as one of the top marijuana retailers in the state. Its location, within walking distance to the Las Vegas Strip and Downtown Las Vegas, in combination with its delivery service to residents, allows it to efficiently serve both locals and tourists in the Las Vegas area. In February 2019, it was named “Best Dispensary for Pot Pros” by Desert Companion Magazine. In August 2017, Oasis commenced wholesale offerings of cannabis in Nevada with the launch of its City Trees brand of cannabis concentrates and cannabis-infused products.

http://oasiscannabis.com

The Company’s business model includes licensing operations, processing operations, processing facilities, sale of products, brand creation and consulting services. https://www.clsholdingsinc.com

Founded in 2017, City Trees is a Nevada-based cannabis cultivation, production and distribution company that offers a wide variety of products with consistent results. City Trees products are available in numerous dispensaries throughout the state of Nevada.

https://citytrees.com

Contact Information Andrew Glashow - Chairman/CEO Info@clsholdingsinc.com 888-260-7775

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MANAGEMENT RESERVES ALL RIGHTS. SERENITY WELLNESS CENTER LLC RD046 & D046. SERENITY WELLNESS PRODUCTS LLC RP024 & P024.

Q3 2023 Financial Results

Three Months Ended February 28
(In Thousands)	2023	2022	YoY% Change
Net Revenue	$5,437	$5,588	-3%
Dispensary Revenue	$3,529	$3,333	6%
% of total revenue	65%	60%
Production Revenue	$1,908	$2,255	-15%
% of total revenue	35%	40%
Gross Profit	$3,019	$2,887	5%
Gross Margin	56%	52%
Net Income (Loss)	$(1,030)	$(997)	-3%
Net Income (Loss) Attributable to CLS	$(900)	$(992)	9%
EBITDA	$505	$101	402%

KEEP OUT OF REACH OF CHILDREN. FOR USE ONLY BY ADULTS 21 YEARS OF AGE AND OLDER. WHILE SUPPLIES LAST*.

MANAGEMENT RESERVES ALL RIGHTS. SERENITY WELLNESS CENTER LLC RD046 & D046. SERENITY WELLNESS PRODUCTS LLC RP024 & P024.